Exhibit 10.1

AGREEMENT

          This Agreement is made and entered into by and between GREAT PLAINS ENERGY INCORPORATED (hereinafter the "Company") and JEANIE SELL LATZ (hereinafter the "Executive"). In consideration of the mutual promises set forth herein, the parties agree as follows:

    Executive has submitted her resignation from employment with the Company, and she resigns effective April 15, 2005 (hereinafter referred to as Executive's "Resignation Date") from any and all positions with the Company, including her position as Executive Vice President and from her positions with all affiliates and subsidiaries of the Company. Until her Resignation Date, Executive will be paid her normal salary and benefits.

          a.          After the Resignation Date, in accordance with the Company's normal policy, Company shall pay Executive a lump sum cash payment of all earned, unpaid salary and any accrued but unused vacation days owed to Executive as of her Resignation Date.

          b.          Executive shall also remain entitled to payment of any annual incentive award, pursuant to Company's Annual Incentive Plan and attributable to calendar year 2004, if such award has not been paid to Executive prior to her Resignation Date. The amount of such annual incentive award shall be paid in accordance with the annual incentive plan in effect for calendar year 2004, and Executive's eligibility for such award shall in no way be affected by whether she has actually terminated prior to payment of such annual incentive award.

          c.          Executive shall receive such benefits as are provided Executive under Company's plans and programs in accordance with the terms of such plans and programs. Such benefits shall include, but not necessarily be limited to, vested retirement benefits under the Management Pension Plan and Supplemental Executive Retirement Plan, the Employee Savings Plus Plan, the Capital Accumulation Plan, and the Deferred Compensation Plan.

          2.          On the Resignation Date, Company shall also pay to Executive by wire transfer a lump sum cash payment of One Million Two Hundred Seventy-Five Thousand Dollars ($1,275,000), less applicable federal, state, and local tax or other withholdings. Executive acknowledges and agrees that she is responsible for all federal, state, and local income or earnings taxes and the Executive's portion of any employment taxes due on payments made under this Agreement and arising under each of the Company's plans and programs. Company has no duty to defend Executive in any tax-related proceeding brought against, or any inquiry raised with, Executive. In consideration for amounts received under this Agreement, Executive voluntarily releases and discharges the Company, all of its affiliates, or all of its subsidiaries and each of their agents, officers, directors, employees, and former employees (the "Released Parties"), of and from any and all claims, demands, counterclaims, liabilities, obligations, suits, or causes of action of any kind or nature whatsoever whether in their personal or representative capacities, which the Executive may have had, may now have or may have in the future, arising from or in any connected with Executive's employment by Company and her resignation from Company's employment, or relating to matters occurring on or before the date hereof. Without limiting in any way the foregoing, the Executive specifically releases the Released Parties from any and all claims, demands, counterclaims, liabilities, obligations, causes of action or suits arising:

          a.          Out of or in any manner related to the employment or termination of the Executive; or

          b.          Under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. (section symbol) 2000e-5; or

          c.          Under the Age Discrimination in Employment Act ("ADEA"), as amended, 29 U.S.C. (section symbol) 621, et seq., including the provisions of the Older Workers Benefits Protection Act amendments to the ADEA; or

          d.          Under the Americans With Disabilities Act of 1990, 42 U.S.C. Subsection 12101, et seq.; or

          e.          Under any and all federal, state or local discrimination statutes, laws, ordinances, regulations or Executive Orders including but not limited to the Missouri Human Rights Act, or other applicable state discrimination act; or

          f.          Under Family and Medical Leave Act ("FMLA"), or any comparable state statute; or

          g.          Under any exception to the employment-at-will doctrine, including any common-law theory sounding in tort, contract, or public policy; or

          h.          Under the provisions of any state or local wage and hour law or ordinance; or

          i.          Under the National Labor Relations Act, as amended, 29 U.S.C. Subsection 141, et seq.; or

          j.          Under any state "service letter" statute, including but not limited to Missouri's Service Letter Statute, R.S.Mo., 290.140; or

          k.          Under the Equal Pay Act of 1963, as amended; or

          l.          Under the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, except this Section 2 shall not be construed as limiting Executive's rights of election or claim for payment of benefits under the Management Pension Plan or the Employee Savings Plus Plan; or

          m.          Under the Restated Severance Agreement dated January 31, 2000, as later amended and/or restated.

          3.          Company hereby releases and forever discharges Executive from any and all liability, claims, and charges, arising from or in any way connected to her employment. In addition, this Agreement will not cause the termination of, or extinguish Executive's rights under, the indemnification agreement, dated January 5, 1996, as amended October 1, 2001, between Executive and Company.

          4.          Executive shall have no duty to seek other employment or mitigate any payments or benefits granted under this Agreement. Furthermore, should Executive obtain comparable employment, such employment shall not be deemed to mitigate any payments or benefits provided in this Agreement.

          5.          Executive agrees that any and all Company property in her possession shall be returned on her Resignation Date with the exception of her cell phone and cell phone number.

          6.          Executive covenants and agrees that all prior agreements relating to confidentiality of proprietary Company information ("Confidential Information") and trade secrets of which Executive has gained knowledge through her employment shall remain in effect and survive this Agreement. The terms Confidential Information and "trade secrets" shall not be deemed to include information that is accessible to or otherwise known by the public.

          7.          Executive acknowledges that she has had access to and been involved with numerous aspects of the Company's operations during her period of employment. As such, Executive agrees, until June 1, 2005 and upon reasonable notice, to make herself available and to be present, in person, on Company premises at Company's request and to make herself available to Company agents, in order to answer questions, provide information or generally assist the Company and her successor. After June 1, 2005, Executive without charge agrees to discuss with Company and its agents by telephone, within a reasonable time after Company contacts her, to answer the questions of the Company and its agents, to provide information, or to generally assist the Company and her successor.

          8.          The parties agree and covenant that they will not disparage one another for any reason, or make any comments that might be harmful to the other party's reputation. After the Resignation Date, the Company shall not use the Executive's name in connection with the Company in any announcement, press release or business communication, unless required by any federal, state or local law or the Company has obtained the permission of the Executive for such use. Company agrees to provide positive employment or other recommendations upon Executive's request.

          9.          The Company has advised the Executive to consult with counsel prior to the execution of this Agreement, and Executive and Company acknowledge that they have fully read and considered the contents of this Agreement, and that they have had the opportunity to consult with and receive independent legal advice from counsel of their choice regarding the advisability hereof. Company and Executive fully, completely, and totally comprehend the provisions hereof and are in full agreement with each and every one of its terms, conditions, and provisions.

          10.          This Agreement shall be construed in accordance with the laws of the State of Missouri. Any dispute relating to this Agreement shall be brought in an appropriate Circuit Court of Missouri or the U.S. District Court for the Western District of Missouri.

          11.          This Agreement contains the entire agreement between the Executive and Company concerning the foregoing matters and no change, modification, or waiver of any provision hereof will be valid unless in writing and signed by the parties to be bound.

          12.          The provisions of this Agreement are severable, and if any paragraph or part of any paragraph is found to be unenforceable or inoperable, then other paragraphs or the remainder of the particular paragraph, whichever applies, shall remain fully valid and enforceable.

          13.          Executive acknowledges that she received this document on March 31, 2005, and that she is legally entitled to consider this Agreement for twenty-one (21) days before executing this Agreement. Executive acknowledges that she may revoke (cancel) this Agreement within seven (7) days after executing it, by delivering written notice to Michael Chesser, Company's Chairman and Chief Executive Officer. Unless revoked by Executive within seven (7) days after execution, this Agreement will be final and binding on the eighth (8th) day following Executive's execution of this Agreement.

          THE EXECUTIVE ACKNOWLEDGES THAT SHE HAS CAREFULLY READ THIS AGREEMENT, THAT SHE KNOWS AND UNDERSTANDS THE CONTENTS THEREOF AND THAT SHE EXECUTES THE SAME AS HER OWN FREE ACT AND DEED.

GREAT PLAINS ENERGY INCORPORATED By: /s/Michael J. Chesser Name Michael J. Chesser Title Chairman of the Board and Chief Executive Officer JEANIE SELL LATZ By: /s/Jeanie Sell Latz Jeanie Sell Latz

Dated:  April 5, 2005